UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WORKHORSE GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

This Schedule 14A filing consists of communications from Workhorse Group Inc. (“Workhorse” or the “Company”), to the Company’s employees, customers, partners and analysts relating to the Agreement and Plan of Merger, dated August 15, 2025, by and among the Company, Motiv Power Systems, Inc., a Delaware corporation (“Motiv”), Omaha Intermediate 2, Inc., a Delaware corporation, Omaha Intermediate, Inc., a Delaware corporation, and Omaha Merger Subsidiary, Inc., a Delaware corporation (the “Merger Agreement”).

The following announcements were posted on the Company’s social media platforms on August 15, 2025:

WKHS-Motiv Transaction Social Posts

Announcement Posts:

Corporate LinkedIn Post

We’re excited to share that Workhorse has entered into a definitive merger agreement to combine with Motiv Electric Trucks.

Together, we will become a leading North American medium-duty electric truck OEM —backed by proven vehicles, deep engineering talent and a shared commitment to winning the transition to commercial EVs.

By joining forces, we’re confident we will scale more efficiently, reduce production costs and provide greater value to fleet customers over the long term.

We’ve also taken steps to strengthen our financial foundation to fund our operations in the near-term and fuel our long-term strategic plans.

Read the full announcement here: https://ir.workhorse.com/

X / Twitter Post

We’re excited to share that @Workhorse_Group has signed an agreement to combine with @Motivps. Together, we’ll scale more efficiently, reduce production costs and deliver greater value as we work to lead the transition to commercial EVs.

Read more: https://ir.workhorse.com/

Shareholder Letter Posts

Corporate LinkedIn Post

Our CEO Rick Dauch posted a letter to shareholders discussing the significant strategic and financial benefits of our agreement to combine with Motiv.

We encourage shareholders to read the full letter from Rick, which can be found here.

X / Twitter Post

In connection with our agreement to combine with @Motivps, our CEO Rick Dauch issued a letter to our shareholders highlighting the strategic and financial benefits of the proposed transaction. Read it here: https://ir.workhorse.com/.